Form of Legend to be Placed on Common Stock Certificates

    This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of February 17, 1997, as it may be amended from time to time (the "Rights Agreement"), between Tracor, Inc. (the "Company") and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Rights Agent will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as defined in the Rights Agreement) may become null and void.